EXHIBIT 99.3

Proxy

FREMONT MUTUAL INSURANCE COMPANY

This Proxy is Solicited by the Board of Directors for a Special Meeting of Eligible Policyholders to be

held on                 2004

The undersigned acknowledges receipt of the Proxy Statement and Notice of the Special Meeting of Eligible Policyholders of Fremont Mutual Insurance Company to be held on              , 2004, and hereby appoints Richard E. Dunning and Donald E. Bradford, or either one of them, as attorneys and proxies of the undersigned, each with full power of substitution, to cast the undersigned’s vote at the Special Meeting, and at any adjournment thereof, for the purpose of acting upon the proposals referred to below, and of acting in their discretion upon such other matters as may properly come before the meeting.

Proposals:	1.	To approve the Plan of Conversion of Fremont Mutual Insurance Company from a Michigan domiciled mutual property and casualty insurance company to a Michigan domiciled stock property and casualty insurance company.

	2.	To approve the amended and restated Articles of Incorporation for Fremont Mutual Insurance Company.

Please mark your vote as indicated in this example:     ☒

For	Against
☐	☐	Proposal Number 1 to approve the Plan of Conversion of Fremont Mutual Insurance Company from a Michigan domiciled mutual property and casualty insurance company to a Michigan domiciled stock property and casualty insurance company.

☐	☐	Proposal Number 2 to approve amended and restated Articles of Incorporation for Fremont Mutual Insurance Company.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS.

Dated: , 2004

Signature of Eligible Policyholder

NOTE: Only one signature is required in the case of a joint policy.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY CARD.